Exhibit 99.1

Corporate Office 7700 France Avenue South, Suite 275 Edina, MN 55435 Phone: 952.893.3200 Fax: 952.893.0704 www.uhs.com

CONTACT:	Rex Clevenger;
Executive Vice President and Chief Financial Officer
Universal Hospital Services, Inc.
(952) 893-3254

UNIVERSAL HOSPITAL SERVICES, INC. ANNOUNCES 2010 SECOND QUARTER RESULTS

Edina, Minn.—(BUSINESS WIRE)— August 11, 2010 — Universal Hospital Services, Inc. (“UHS”), a leading provider of medical equipment management and service solutions, today announced financial results for the quarter and six months ended June 30, 2010.

Total revenues were $76.7 million for the second quarter of 2010, representing a $3.9 million, or 5.3% increase from total revenues of $72.8 million for the same period of 2009.  Revenues for the first six months of 2010 totaled $156.9 million, representing a $10.1 million or 6.9% increase from $146.8 million for the same comparable period of 2009.

Net loss for the quarter was $5.1 million, compared to a net loss of $4.8 million for the same quarter last year. For the first six months, UHS reported a net loss of $7.4 million versus net loss of $9.6 million for the same period of 2009.

Second quarter Adjusted EBITDA was $28.6 million, representing a $1.8 million, or 6.7% increase from $26.8 million for the same period of 2009. Adjusted EBITDA for the first six months of 2010 was $60.7 million, representing a $6.8 million, or 12.6% increase from $53.9 million for the same period of 2009.

UHS Chairman and CEO, Gary Blackford, commented: “During the first half of the year, we accelerated our investment in resources and equipment for Asset360, Patient Handling and Wound Care, as customer demand for these programs that drive cost savings, efficiency and better patient outcomes remains high. Our continued focus and investment in these innovative offerings has helped us to become a recognized leader in medical equipment solutions.”

UHS will hold its quarterly conference call to discuss 2010 second quarter results on Thursday, August 12, 2010 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time).

To participate, call (877) 586-2667 and advise the operator you would like to participate in the UHS Second Quarter 2010 Call with Gary Blackford. A recording of this call will be available from 2:00 p.m. Eastern Time on August 12, 2010 through midnight Eastern Time on August 19, 2010 by calling (800) 642-1687; enter conference ID 93356759.

UHS will also use a slide presentation to facilitate the conference call discussion.  A copy of the presentation may be obtained via the company’s website at www.uhs.com in the “Who We Are” section. From this section, select “Financials” then “Presentations.”

About Universal Hospital Services, Inc.

Universal Hospital Services, Inc. is a leading provider of medical equipment management and service solutions to the US health care industry. UHS manages more than 500,000 pieces of medical equipment for over 8,550 clients in all 50 states. For more than 70 years, UHS has delivered management and service solutions that help clients reduce costs, increase operating efficiencies, improve caregiver satisfaction and support optimal patient outcomes.

Universal Hospital Services, Inc.

7700 France Avenue South, Suite 275

Edina, MN  55435

952-893-3200

www.uhs.com

Adjusted EBITDA Reconciliation.  Adjusted EBITDA is defined by UHS as Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) before management, board and strategic fees, stock option expense, ASC 805 impact, loss on extinguishment of debt and transaction and related costs, which may not be calculated consistently among other companies applying similar reporting measures.  EBITDA and Adjusted EBITDA are not intended to represent an alternative to operating income or cash flows from operating, financing or investing activities (as determined in accordance with generally accepted accounting principles (“GAAP”)) as a measure of performance, and are not representative of funds available for discretionary use due to UHS’ financing obligations.  EBITDA is included because it is a widely accepted financial indicator used by certain investors and financial analysts to assess and compare companies and is an integral part of UHS’ debt covenant calculations, and Adjusted EBITDA is included because UHS’ financial guidance and certain compensation plans are based upon this measure.  Management believes that Adjusted EBITDA provides an important perspective on the company’s ability to service its long-term obligations, the company’s ability to fund continuing growth, and the company’s ability to continue as a going concern.  A reconciliation of operating cash flows to EBITDA and Adjusted EBITDA is included below.

	2nd Quarter		June YTD
$ in Millions	2009	2010	2009	2010
Net Cash provided by Operating Activities	$6.8	$11.8	$25.3	$42.2
Changes in Operating Assets and Liabilities	9.3	4.8	7.0	(5.2)
Other and Non-Cash Expenses	0.8	1.3	1.5	1.5
Income Tax Expense	(3.0)	(2.6)	(6.1)	(3.9)
Interest Expense	11.8	11.9	23.6	23.4
EBITDA	25.7	27.2	51.3	58.0
Management, Board & Strategic Fees	0.3	0.9	0.7	1.4
Stock Option Expense	0.3	0.3	0.9	0.7
ASC 805 Impact	0.5	0.2	1.0	0.6
Adjusted EBITDA	$26.8	$28.6	$53.9	$60.7

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Universal Hospital Services, Inc., believes statements in this presentation looking forward in time involve risks and uncertainties. The following factors, among others, could adversely affect our business, operations and financial condition causing our actual results to differ materially from those expressed in any forward-looking statements: our history of net losses and substantial interest expense; our need for substantial cash to operate and expand our business as planned; our substantial outstanding debt and debt service obligations; restrictions imposed by the terms of our debt; a decrease in the number of patients our customers are serving; our ability to effect change in the manner in which healthcare providers traditionally procure medical equipment; the absence of long-term commitments with customers; our ability to renew contracts with group purchasing organizations and integrated delivery networks; changes in reimbursement rates and policies by third-party payors; the impact of health care reform initiatives; the impact of significant regulation of the health care industry and the need to comply with those regulations; the effect of prolonged negative changes in domestic and global economic conditions; difficulties or delays in our continued expansion into certain of our businesses/geographic markets and developments of new businesses/geographic markets; additional credit risks in increasing business with home care providers and nursing homes, impacts of equipment product recalls or obsolescence; increases in vendor costs that cannot be passed through to our customers; and other Risk Factors as detailed in our annual report on Form 10-K for the year ended December 31, 2009, as well as our other filings with the Securities and Exchange Commission.